Exhibit 10.28

June 19, 2006

Mr. Michael Gavin Isaacs

RE:                              Employment offer

Dear Mr. Isaacs:

Bally Gaming, Inc. (the “Company”) is pleased to offer you employment under the following terms and conditions. You will start to work at the Company on the earlier of September 1, 2006, or any date prior to September 1, 2006 when you are released from non-competition obligations, if any, that would prohibit you from working for the Company (the “Effective Date”). If you accept employment with the Company you will be an at will employee and, as such, either you or the Company may terminate your employment at any time with or without cause, with the rights and obligations of the parties upon termination of your employment limited strictly to the terms of this letter agreement.

1.                                      Definitions.

“Cause” means any of the following:  (1) an act or omission which is dishonest or fraudulent involving work related conduct or the commission by you of any act or the suffering by you of any occurrence or state of facts, which renders you incapable of performing your duties under this letter agreement, or which adversely affects or could reasonably be expected to adversely affect the Company’s business reputation, (2) a formal charge or conviction of a felony,  a gross misdemeanor involving moral turpitude or criminal conduct against any person or property, including without limitation, the Company, (3) your failure to diligently or effectively perform and comply with your duties under any provision of this letter agreement or any duty as directed from time to time by the Company, including the Company’s then current policies, procedures and rules, (4) any breach by you of any of the terms of, or the failure to perform any covenant contained in, this letter agreement, (5) your disclosure, improper use or of or failure to protect the Company’s confidential, proprietary or trade secret information, (6) your death or upon some other condition which renders you unable to perform the essential functions of your job, with or without accommodation,  (7) failure to comply with any provision of the gaming laws of the State of Nevada or the rules and regulations of the Nevada Gaming Control Board or the Nevada Gaming Commission or any gaming law, ordinance, rule or regulation of any city or county having jurisdiction, or the gaming laws, regulations and rules of any other nation, state, county or other jurisdiction in which the Company may be doing business at any time which will materially and negatively affect the registration and licensing of the Company, including failure to maintain or have suspended, revoked or denied any applicable license, permit or card required by the state or a political subdivision thereof, or (8) your commission of any action or the existence of any state of facts which would constitute “cause” under Nevada law.

“Salary Continuation” means the Company’s continued payment of (1) your then-current base salary on normal paydays following termination of your employment with the Company and (2) during the first two years of this Agreement, the allowance provided for under Section 2(G) of this letter agreement, paid under such circumstances described in further detail in this letter agreement, less standard withholding and offset by all income earned from other employment during any period of time that you receive any Salary Continuation.

2.                                      Compensation and Duties.

A.                                    Position and Title. You are offered the position of Executive Vice President and Chief Operating Officer (COO). You will report to the Chief Executive Officer of the Company. Your duties will include responsibility for the Bally Gaming business unit, along with any other related duties that the Chief Executive Officer may assign to you. However, the duties set forth above shall be subject to the following express and strict limitations:

a.                                       For a period of one year from the Effective Date of this agreement you will not solicit any employee from your former employer.

b.                                      You will maintain strict compliance with any obligations that you may have to any third party, including your former employer, to maintain their confidential, proprietary or trade secret information. In this regard, if any of the job duties or tasks assigned to you during your employment with the Company might (no matter how small the risk) require you to use or disclose confidential, proprietary or trade secret information of your former employer, you must inform our legal department of this risk prior to engaging in the task or duty. This reporting mechanism will allow us to adjust, modify or eliminate such duties or task. You should inform our legal department of the problem without disclosing the underlying confidential, proprietary or trade secret information.

c.                                       By your signature below, you agree and acknowledge that you believe that you can perform the duties set forth above and simultaneously maintain compliance with any obligations that you may have to any third party, including your former employer, to maintain their confidential, proprietary or trade secrets information, that the Company has not induced you to breach any terms of any agreement that you may have and that the Company’s assessment that you can perform the duties without breaching your former employer’s confidences or using their confidential, proprietary or trade secret information is based, in part, on your representations to us.

B.                                    Salary; Signing Bonus. Your base salary will be $340,000 a year beginning on the Effective Date. On the second and third anniversary of the Effective Date and each year thereafter, your performance and salary will be reviewed by the CEO and or the Board of Directors as they determine appropriate.

In addition to salary compensation, you will be eligible to participate in certain employee benefit programs established by Bally upon fulfillment of the eligibility requirements for each program. These programs include medical, dental, vision, FSA, life and disability insurance. Participation in these plans is optional and you share a portion of the expense. Bally also offers a 401(k) savings plan to employees after three months of employment. Bally reserves the right to modify or discontinue any benefit program which it maintains.

You accrue vacation from the date of hire not to be taken until your six-month anniversary. You will be entitled to a maximum of twenty days paid vacation per year subject to company policy on carryover provisions during the term of your employment, the time for such vacation to be determined by mutual agreement.

You will be paid, within ten (10) days of signing this letter agreement, a signing bonus of $10,000 dollars.

C.                                    Stock Options. Subject to the approval of the Board of Directors of Bally Technologies Inc., on the Effective Date you will be granted an option to acquire 150,000 shares of Bally Technologies Inc. common stock at the per-share exercise price which will be equal to the market price of a common share of Bally Technologies Inc. as of the close of business on the Effective Date, referred to below as the “Option”. You acknowledge and agree that these Options constitute a material inducement for you to accept your new employment with the Company, that the Options will not be issued pursuant to the Company’s 2001 Long Term Incentive Plan but will be issued subject to substantially similar terms and conditions, and that the underlying shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”). As a result there will be certain federal security law restrictions on your ability to sell the underlying shares.

The Option shall become exercisable in four installments of 37,500 on each of the first four anniversary dates after the Effective Date, subject to your continued employment through each such date. The Option granted to you will be granted in accordance with the Company’s then-current policies and procedures and you agree that you will cooperate with the Company in completing any registrations, filings or other documentation that may be required in conjunction with the Option granted to you.

D.                                    Restricted Stock. Subject to the approval of the Board of Directors of Bally Technologies Inc., on the Effective Date you will be granted 50,000 shares of Bally Technologies Inc. restricted common stock, referred to below as the “Restricted Stock”. These shares will be restricted such that, subject to compliance with federal and state securities laws, they will be available for sale by you as follows (subject to your continued employment through each such date):

25,000 shares after the second anniversary of the Effective Date;

12,500 shares after the third anniversary of the Effective Date; and

12,500 shares after the fourth anniversary of the Effective Date.

The Restricted Stock granted to you will be granted pursuant to the Company’s 2001 Long Term Incentive Plan and in accordance with the Company’s then-current policies and procedures and you agree that you will cooperate with the Company in completing any registrations, filings or other documentation that may be required in conjunction with the Restricted Stock granted to you.

E.                                      Salary Continuation. If the Company terminates your employment without Cause after the Effective Date, the Company will pay you Salary Continuation for a period of twelve months immediately following such termination of your employment less standard withholdings and offset by any income you earn from any other employment during the Salary Continuation period. You will not receive Salary Continuation for any period of time following your termination if the Company terminates your employment for Cause or if you terminate this letter agreement for any reason at any time, except as follows:

a.                                       If you terminate your employment as a result of and within one year of a reduction in salary, the Company will pay you Salary Continuation for a period of twelve months immediately following such termination of employment less standard withholdings and offset by any income you earn from any other employment during the Salary Continuation period.

b.                                      If the Company increases your salary to less than $490,000 on the second anniversary of the Effective Date, you will have the option of either (i) accepting the compensation offered by the Company as your new salary, or (ii) within 30 days of the second anniversary of the Effective Date, terminating your employment, in which event the Company will have the option to either (1) discontinue any payments due to you pursuant to this letter agreement, including but not limited to the Salary Continuation, in which event your obligations in the Covenant not to Compete in Section 3(A) of this letter agreement would terminate immediately or (2) pay you the Salary Continuation for a period of twelve months immediately following such termination of your employment less standard withholdings and offset by any income you earn from any other employment during the Salary Continuation period, in which event all of your other obligations under this letter agreement, including but not limited to your obligations pursuant to the Covenant not to Compete in Section 3(A) of this letter agreement, would remain in full force and effect. In the event that you do not terminate your employment pursuant to clause (ii) above within such 30 day period, you will be deemed to have accepted the compensation pursuant to clause (i) above.

Notwithstanding anything to the contrary in this letter agreement, if the Company determines (a) that on the date your employment with the Company terminates or at such other time that the Company determines to be relevant, you are a “specified employee” (as such term is defined under Section 409A of the Internal Revenue Code of 1986 (the “Code”)) of the Company and (b) that any payments to be provided to you pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after date of your “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes.

F.                                      Management Incentive Program. You will be entitled to participate in the Company’s Management Incentive Program (“MIP”), which along with all Company incentive programs is subject to change at any time. The current MIP entitles you to receive a target performance bonus in the amount of $204,000 per year, with a maximum of $347,000 per year. You will be subject to the terms and conditions of the MIP, which will be provided to you separately from this letter agreement. For the Company’s 2007 fiscal year ending on June 30, 2007 (“FY 2007”), you will receive a pro rata portion of the existing MIP based on your tenure during FY 2007. The Company may pay you up to 30% of the amount of any performance bonus you have earned in shares of restricted stock of the Company that shall vest and become exercisable by you at the discretion of the Board of Directors up to two years after such shares are granted. The allowance provided for pursuant to Section 2(G) shall not be calculated as part of your salary for determining incentive targets and awards under the MIP.

G.                                    Other Consideration. During the first two full years of your employment, you will be provided a $150,000 annual allowance, to be paid quarterly, in order to transition you from the former status of an expatriate to the new status as a permanent US-based employee. The allowance is intended to support other benefits currently being provided to you and all of which may be taxable to you. On the second anniversary of your employment, the allowance will end.

3.                                      Employment Covenants.

A.                                    Covenant not to compete. You agree not to compete with the Company for as long as the Company employs you. You agree not to compete with the Company for one year after your employment with the Company terminates if the Company terminates you for Cause, or subject to Section 2(E)(b)(ii)(1) of this letter agreement, if you quit for any reason (the “Non-Compete Period”); provided however, that the Non-Compete Period shall be reduced to three months in the event that (a) Aristocrat Gaming or any of its affiliates (as such term is defined in Rule 405 of the Securities Act) acquire a controlling interest in Bally Technologies, Inc., and (b) you decide to quit for any reason within three months of the completion of such acquisition.

If you are terminated without Cause or you terminate due to a reduction in salary, you agree not to compete with the Company for twelve months following your termination.

To “compete” means to establish, engage, or be connected with, directly or indirectly, any person or entity engaged in a business in competition with the business of the Company (including any of the Company’s subsidiaries or affiliates) in any area where the Company does business, whether as an employee, owner, partner, agent, employee, officer, consultant, advisor, stockholder (except as the beneficial owner of not more than 5 percent of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and, in each case, in which you do not undertake any management or operational or advisory role) or in any other capacity, for your own account or for the benefit of any person or entity.

You acknowledge and agree that the scope and duration of this covenant not to compete are reasonable and fair. However, if a court of competent jurisdiction determines that this covenant is overly broad or unenforceable in any respect, you and the Company agree that the covenant shall be enforced to the greatest extent the court deems appropriate and that the court may modify this covenant to that extent.

B.                                    Covenant not to solicit customers, employees, or consultants. You agree that during your employment with the Company and for one year after your employment ends for any reason, you shall not, directly or indirectly, (i) aid or endeavor to solicit or induce any other employee or consultant of the Company to leave the Company to accept employment of any kind with any other person or entity, or (ii) solicit the trade or patronage of any of the Company’s customers (which includes customers of any of the Company’s subsidiaries or affiliates) or of anyone who has traded or dealt with the Company with respect to any technologies, services, products, trade secrets, or other matters in which the Company is active.

C.                                    Confidential information. You agree that your work for the Company will give you access to confidential matters of the Company not publicly known such as proprietary matters of a technical nature (including but not limited to know-how, technical data, gaming processes, gaming equipment, techniques, developments) and proprietary matters of a business nature (including but not limited to information about costs, profits, markets, sales, lists of customers, and matters received by the Company in confidence from other parties), collectively referred to as “Confidential Matters.” Some Confidential Matters may be entitled to protection as “Trade Secrets,” as that term is defined in N.R.S. 600A.030(5), the Restatement of Torts, and case law interpreting the same.

You agree to keep secret all such Confidential Matters and agree not to directly or indirectly, other than is necessary in the business of the Company and the scope of your employment, disclose or use any such Confidential Matters at any time except (i) with prior written consent of the Company, (ii) as necessary in any judicial or arbitration action to enforce the provisions of this letter agreement, (iii) in connection with any judicial or administrative proceeding to the extent required by law, and (iv) as otherwise required by law. You agree that all written materials (including correspondence, memoranda, manuals, notes, and notebooks) and all models, mechanisms, devices, drawings, and plans in your possession from time to time (whether or not written or prepared by you) embodying Confidential Matters shall be and remain the sole property of the Company, and you will use all reasonable precautions to assure that all such written materials and models, mechanisms, devices, drawings, and plans are properly protected and kept from unauthorized persons. You further agree to deliver all Confidential Matters, including copies, immediately to the Company on termination of your employment for any reason, or at any time the Company may request.

After termination of your employment with the Company for any reason, you shall not reveal directly or indirectly to any person or entity or use for your personal benefit (including without limitation, for the purpose of soliciting business, whether or not competitive with any business of the Company) any Confidential Matters. To the extent that any Confidential Matters are considered by the Company as Trade Secrets, you agree that all limitations on use of these Trade Secrets shall last forever. You further agree that immediately upon or after termination, you will deliver to the Company all memoranda, notes, reports, lists, models, mechanisms, devices, drawings or plans and other documents (and all copies thereof) in your possession relating to the business of the Company or its subsidiaries and affiliates.

D.                                    Intellectual Property. You shall promptly disclose in writing to the Company all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not patentable, and the expressions of all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not copyrightable (collectively “Inventions”), conceived, developed, or first actually reduced to practice by you, either alone or with others, during your employment with the Company or during the first six months after your employment with the Company ends for any reason, that (i) relate in any manner to the existing or contemplated business or research activities of the Company, (ii) are suggested by or result from your work for the Company; or (iii) result from the use of time, materials, or facilities of the Company. All Inventions you conceive, develop, or first actually reduce to practice, either alone or with others, while employed by the Company that relate in any manner to the existing or contemplated business or research activities of the Company shall be the exclusive property of the Company. You assign to the Company your entire right, title, and interest in and to all such Inventions and to all unpatented Inventions that you now own, except those specifically described in a statement that has been separately executed by you and an officer of the Company and attached hereto, provided, however, that if no such list is attached, you represent and warrant that there are no such Inventions. You will, at the request and expense of the Company, execute specific assignments to any such Inventions and execute, acknowledge, and deliver patent applications and such other documents (including but not limited to all provisionals, continuations, continuations-in-part, continued prosecution applications, extensions, re-issues, re-examinations, divisionals and foreign counterparts) and take such further action as may be considered necessary by the Company at any time, whether during your employment with the Company or after it terminates for any reason, to obtain and define letters patent in any and all countries and to vest title to such Inventions and related patents or patent applications in the Company or its assignees. Any Invention that you disclose to a third person or describe in a patent application filed by you or in your behalf during your employment with the Company or within six months after your employment with the Company terminates for any reason shall be presumed to have been conceived or made by you during your employment with the Company unless proved to have been conceived and made by you after the expiration or termination of this letter agreement.

E.                                      Non-disparagement. You and the Company each agree that, during your employment with the Company and after your employment with the Company terminates for any reason, neither shall, publicly or privately, disparage or make any statements (written or oral) that could impugn the integrity, acumen (business or otherwise), ethics, or business practices of the other (including, in the case of the Company, its affiliates and subsidiaries), except, in each case, to the extent (but solely to the extent) necessary (i) in any judicial or arbitration action to enforce the provisions of this letter agreement, or (ii) in connection with any judicial or administrative proceeding to the extent required by applicable law, or (iii) as otherwise required by law.

F.                                      Injunctive relief; jurisdiction. You acknowledge that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach any of your obligations under this letter agreement. Accordingly, you agree that the Company will be entitled, at its option, to injunctive relief against any breach or prospective breach by you of your obligations under this section in any federal or state court of competent jurisdiction sitting in Nevada, in addition to monetary damages and any other remedies available at law or in equity. You hereby submit to the jurisdiction of such courts for the purposes of any actions or proceedings instituted by the Company to obtain such injunctive relief, and agree that process may be served on you by registered mail, addressed to your last address known to the Company, or in any other manner authorized by law. The Company may also suspend any salary continuation payments during any period that you are in breach of this letter agreement and the applicable restricted period shall be extended by any period that you are in breach.

G.                                    Material inducements; Reliance. The restrictive covenants and other provisions in this letter agreement are material inducements to the Company entering into and performing its obligations under this letter agreement. Accordingly, in the event of any breach of the provisions of this section by you, in addition to all other remedies at law or in equity possessed by the Company, including but not limited to the right to enforce the covenants you have agreed to in this letter agreement, the Company shall have the right to terminate this letter agreement and your employment with the Company and not pay any amounts payable to you under this letter agreement. In the event any of the provisions of this letter agreement are individually deemed unlawful, any remaining provisions of this letter shall remain in full force and effect.

In addition, the Company is and will be acting in reliance upon your full compliance with this letter agreement, including but not limited to, employing you, foregoing looking at other candidates, the termination of high level employees, restructuring and reassigning employees and the Company’s payment to you of the signing bonus set forth in paragraph 2(B). In particular, you agree and the Company relies upon your agreement to not engage in any form of communication or discussion with any competitor of the Company, from the date you sign this letter agreement until one (1) year from the date you sign this letter agreement, for the purpose of the competitor retaining your services, whether as an employee, independent contractor or otherwise. This prohibition is meant to and does include your agreement not to discuss or communicate with any competitor of the Company on the subject of you becoming employed by the competitor in any capacity whatsoever.

Except as modified by this letter, the terms and conditions of your employment with the Company shall be subject to the Company’s regular employment policies and practices and benefits as may be in effect from time to time. This letter comprises the entire agreement between you and the Company and supersedes all other oral and written agreements previously entered into by you and the Company concerning the same subject matter. If accepted, this offer will not create an agreement of employment for any specific term or otherwise alter the at-will nature of your employment relationship with the Company. If you accept this offer, either you or the Company may terminate your employment at any time with or without cause.

If you accept this offer of employment, please sign below and return this letter to me. A copy is enclosed for your records. Once signed and returned, this letter will comprise a binding agreement between you and the Company. If you have any questions about its meaning, you are urged to consult with your attorney.

Sincerely,

Bally Gaming, Inc.

/s/ Richard Haddrill
By: Richard Haddrill
Chief Executive Officer

ACCEPTANCE

I have read the foregoing letter, and I have reviewed it with counsel or have had the opportunity to do so. I understand and accept its terms.

/s/ Michael Gavin Isaacs
Michael Gavin Isaacs